Exhibit 10.1

The Tripartite Joint Planting Auricularia Auricula Contract

Party A: Harbin Yew Science and Technology Development Co., Ltd.

Party B: Wuchang Xinlin Forestry Co., Ltd.

Party C: 15 Farmer Households (Yuanlin Guo, Fei Wang, Hui Geng, Peibao Liu, Lizhi Sun, Zhimin Wang, Yan Wang, Jixiang Wang, Cai Wang, Mingjun Cui, Lianchun Ma, Chunping Wang, Yuxin Yin, Fengxia Ji, Dongshui Ji)

In accordance with the provisions of "Contract Law of People's Republic of China" and other relevant laws and administrative regulations, follow by the principles of equality, voluntary, fairness and honesty, and to clarify the rights and obligations of Party A, B and C, we have signed this contract so that all the parties abide by the provisions set below.

I. Project Overview

1.	Planting Location: Weihe Qingshan Forestry Center.
2.	Cooperation Term: From April 20, 2015 to December 31, 2015
3.	Planting Variety: Auricularia Auricula (also known as Wood Ear Mushroom).

II. Cooperation Mode: Tripartite Joint Planting

1.	Party A will provide advance funding of RMB 10,000,000 (the “Advance Funds”) to be used for the purchase of raw materials for the project.
2.	Party B will provide the land for the project which includes the clearing of forest residue to be used as the foundation of wood ear mushroom plantation and management.
3.	Party C will provide the plantation equipment, daily management, harvesting, and labor salaries and other direct expenses.

III. The Distribution of Profits

1.	Party A is responsible for selling the wood ear mushroom at market price, and bookkeeping and accounting for the costs and profits. Party A accepts the supervision of Party B and C.
2.	After Party A recovers its investment in the Advance Funds from the selling of the wood ear mushroom, the remaining profits will be distributed between Party A - 50%, Party B - 40% and the Party C - 10%.

IV. Price, Quantity and Payment

1.	Price: Sales price of wood ear mushroom is set according to the actual market price, or the price agreed upon by the three parties and to sell by Party A. Land lease, raw materials, labor and other related expenses will be recorded to the cost of wood ear mushroom plantation. The expenses of plant and equipment will not be included into the cost.
2.	Expected output volume: 380,000 kg.
3.	Payment method: In the cases of Party A confirm the acceptance for the purchasing of 8.3 million bags of raw materials by Party B and C, Party A will disburse the advance funds to Party B and C, and supervise the use of funds.

V. Rights and Obligations of Party A

1.	Party A will provide advance funding of RMB 10,000,000 (the “Advance Funds”) to be used for the purchase of raw materials for the project.
2.	Party A will be responsible for the sales of wood ear mushroom.
3.	Party A has the right to inspect and to monitor the plantation process, and to correct any inappropriate situation during the process.
4.	After the expiration of the contract, under the same conditions, Party B and C have the first choices if Party A intends to choose new partners for this project.

VI. Rights and Obligations of Party B

Party B must ensure the raw materials supply for wood ear mushroom plantation, and be responsible for the overall management. Party B also needs to ensure the quality of produced wood ear mushroom to meet with the national standards of People's Republic of China GB/T 6192-2008

VII. Rights and Obligations of Party C

1.	Party C will provide land, plant, and equipment for wood ear mushroom plantation, and purchases raw materials on behalf of Party A. Party C also provide the cost details to Party A which will be recorded to the cost of wood ear mushroom plantation project.
2.	Party C must to strictly follow the quality standards and operating instructions to plant wood ear mushroom which will be guaranteed to be green and pollution-free.
3.	Party C must to ensure to produce 380,000 kilograms wood ear mushroom that comply with the requirements of the contract before autumn of the year. Party A shall have the first priority to sell these wood ear mushrooms.
4.	Party C must to plant, maintain and manage the wood ear mushroom strictly followed with the requirements established by Party A, and to complete each process on time that is designed into the quality standard. Party C needs to report to the Party A and B immediately if any disease was detected.

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5.	Party A will be responsible for selling the wood ear mushroom at market price. Party B and C are not permitted to sell wood ear mushroom that is produced from the project without the prior approval from Party A. If Party B and C sell the wood ear mushroom produced from the project without the permission from Party A, they should pay 50% of the total proceeds to Party A as a penalty. Party A has the right to terminate the contract immediately and all of the rest sales revenue will belong to Party A.

VIII. Liability for Breach

1.	If Party B and C are unauthorized to modify or terminate this contract during the cooperation term, all of the revenues and assets generated from the project will be attributable to Party A.
2.	As a result of losses to other parties caused by the default of one party, the responsible party should fully compensate the losses of other parties. The responsible party should pay 50% liquidated damages to other parties.
3.	If one party cannot perform the contract due to the force majeure factors, the party shall promptly notify the other parties and provide the related proof material. Based on the impact of the force majeure factors, the party will be partially or entirely exempted from its responsibilities in the project, except otherwise stipulated by law.

IX. Others

1.	Regarding to the outstanding issues, all the parties shall resolve them through negotiation. Any dispute arises from the performance of this contract should be settled through friendly negotiation by all the parties. If not, arbitration should be considered and the arbitration resolution will be the final result.
2.	The contract is executed in triplicate, one for each party. All of them have the same legal effectiveness. The Contract will be effective from the date of signed and sealed by legal representatives of each party, and terminated upon the completion of the project.

Party A: Harbin Yew Science and Technology Development Co., Ltd.

Party B: Wuchang Xinlin Forestry Co., Ltd.

Party C: Yuanlin Guo, Fei Wang, Hui Geng, Peibao Liu, Lizhi Sun, Zhimin Wang, Yan Wang, Jixiang Wang, Cai Wang, Mingjun Cui, Lianchun Ma, Chunping Wang, Yuxin Yin, Fengxia Ji, Dongshui Ji

April 20, 2015

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